Free Writing Prospectus

Filing Pursuant to Rule 433

Filed on April 5, 2022

Registration Statement No. 333-249515-06

$1.361+ billion GM Financial Consumer Automobile Receivables (GMCAR) Trust 2022-2

Joint Bookrunners : RBC (str), Mizuho, SocGen, SMBC Nikko

Co-Managers : BMO, Barclays, JPM, Lloyds

Selling Group : Drexel Hamilton

- Anticipated Capital Structure -

CLS	AMT ($MM)	WAL	M/S	P-WIN	E-FIN	L-FIN	BENCH#	SPRD	YLD%	CPN%	PRICE
==========================================================================================================
A-1	270.00	0.26	P-1/A-1+	1-6	10/22	04/23	I-CRV	+54	1.209	1.209	100.00

A-2	470.51	1.10	Aaa/AAA	6-20	12/23	05/25	I-CRV	+70	2.536	2.52	99.99705

A-3	470.51	2.47	Aaa/AAA	20-41	09/25	02/27	I-CRV	+52	3.129	3.10	99.97910

A-4	127.44	3.69	Aaa/AAA	41-46	02/26	04/28	I-CRV	+57	3.276	3.25	99.98654

B	22.75	3.84	Aa2/AA	46-46	02/26	04/28	I-CRV	+110	3.805	3.77	99.98144
==========================================================================================================

# Bloomberg GC I25; “Interpolated Curves”; “Mid YTM”

Expected Pricing : PRICED	Offered Amount : $1,361,210,000
Expected Settle : 04/13/22	Registration : Public/SEC-registered
First Pmt Date : 05/16/22	ERISA Eligible : Yes
Expected Ratings : Moody’s / S&P	RR Compliance : US-Yes, EU-No
Bloomberg Ticker : GMCAR 2022-2	Pricing Speed : 1.3% ABS to 10% CleanUp Call
Bloomberg SSAP : “GMCAR222”	Min Denoms : $1k x $1k
Bill & Deliver : RBC

------ CUSIPs ----------------- ISINs ------
A-1	362585 AA9	US362585 AA96
A-2	362585 AB7	US362585 AB79
A-3	362585 AC5	US362585 AC52
A-4	362585 AD3	US362585 AD36
B	362585 AE1	US362585 AE19
------------------------------------------------

- Available Materials -

Preliminary Prospectus, FWP and Intex CDI (attached)

Deal Roadshow : https://dealroadshow.com; password “GMCAR222”

Intexnet dealname : “RBCGMAR222”; password “Y7YY”

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The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free at 1-866-375-6829.